Exhibit 10.1
DEVELOPMENT SERVICES AND MANAGEMENT AGREEMENT
between
ABSTON-MCKAY VENTURES, LLC,
a Mississippi Limited Liability Company
as the Enterprise,
and
LAKES TUNICA CASINO MANAGEMENT, LLC,
a Minnesota limited liability company,
as Manager

TABLE OF CONTENTS

Page
ARTICLE 1 Definitions	- 5 -
1.1 Definitions	- 5 -
1.2 Other Interpretive Provisions	- 14 -

ARTICLE 2 Casino Site Selection; Construction	- 14 -
1.1 Casino Site Selection	- 14 -
1.2 Development Services	- 14 -
1.3 Furnishings and Equipment	- 14 -
1.4 Advances for Costs of Construction	- 15 -
1.5 Title to Facility; Other Assets	- 15 -

ARTICLE 3 Authority and Duty of Manager	- 15 -
1.1 Appointment and Operating Standard	- 15 -
1.2 Limitations on Power and Authority	- 16 -
1.3 Overall Responsibilities	- 17 -
1.4 Compliance with Laws	- 18 -
1.5 Security	- 19 -
1.6 Accounting, Financial Records, and Audits	- 19 -
3.7. Cash Monitoring	- 20 -
3.8 Bank Accounts, Reserve Funds and Permitted Investments	- 20 -
3.9 Intentionally Omitted	- 21 -
3.10 Fire and Safety Services	- 21 -
3.11 Timely Payment of Costs of Operations	- 21 -
3.12 Acquisition of Gaming and Other Equipment	- 21 -
3.13 Hours of Operation	- 22 -
3.14 Access to Operations	- 22 -
3.15 Increased Public Safety Services	- 22 -
3.16 Advertising	- 22 -
3.17 Certain Meetings	- 22 -
3.18 Maintenance	- 22 -
3.19 Term	- 22 -
3.20 Representatives	- 23 -
3.21 Service Contracts; Purchase Orders	- 23 -
3.22 Taxes; Mortgages	- 24 -

ARTICLE 4 Personnel Matters	- 24 -
1.1 Employees	- 24 -
1.2 Project Employee Policies	- 25 -
1.3 Employee Background Checks	- 25 -

ARTICLE 5 Insurance	- 26 -
1.1 Duty to Maintain	- 26 -
1.2 The Manager to be Additional Insured	- 26 -
1.3 Evidence of Insurance	- 26 -
1.4 Insurance Proceeds	- 27 -

Page
ARTICLE 6 Budgets, Operating Plans, Compensation and Reimbursement	- 27 -
1.1 Projections and Budgets	- 27 -
1.2 Monthly Statements	- 29 -
1.3 Distribution of Revenues	- 29 -
1.4 Annual Audit; Termination Audit	- 30 -

ARTICLE 7 Termination/Material Breach	- 32 -
1.1 Termination for Material Breach	- 32 -
1.2 Mutual Consent	- 34 -
1.3 Involuntary Termination Due to Changes in Law	- 34 -
1.4 Other Rights upon Expiration or Termination; Ownership of Assets and Repayment of Obligations on Termination	- 35 -
1.5 Notice of Termination	- 36 -
1.6 Cessation of Gaming at the Casino	- 36 -
1.7 Cumulative Remedies	- 38 -
1.8 PUNITIVE DAMAGES WAIVER	- 38 -

ARTICLE 8 Release and Indemnity	- 38 -
1.1 Third-Party Claims	- 38 -
1.2 Indemnity from the Manager	- 39 -
1.3 Indemnity from the Enterprise	- 39 -
1.4 Indemnity Against Unauthorized Debt and Liabilities	- 39 -

ARTICLE 9 Miscellaneous	- 39 -
1.1 Assignment and Subcontractors	- 39 -
1.2 Notices	- 40 -
1.3 Amendments	- 40 -
1.4 Counterparts	- 40 -
1.5 Force Majeure	- 41 -
1.6 Time is Material	- 41 -
1.7 Further Assurances	- 41 -
1.8 Severability	- 41 -
1.9 Representations and Warranties of the Manager	- 41 -
1.10 Representations and Warranties of the Enterprise	- 41 -
1.11 Applicable Law	- 42 -
1.12 Entire Agreement	- 42 -
1.13 No Partnership or Joint Venture; Limited Agency	- 42 -
1.14 Approvals	- 42 -
1.15 No Third-Party Beneficiaries	- 42 -
1.16 Non-disclosure	- 42 -
1.17 Non-Recourse	- 43 -
1.18 No Recording	- 43 -
1.19 Alterations	- 44 -

ARTICLE 10 Dispute Resolution	- 44 -
1.1 Disputes Between the Enterprise and Project Employees	- 44 -
1.2 Disputes Between the Enterprise and the Manager	- 44 -

EXHIBIT B DEVELOPMENT SERVICES	- 49 -

Page
EXHIBIT C PROHIBITED ACTIVITIES	- 59 -
EXHIBIT D MANAGER RESPONSIBILITIES AND DUTIES	- 61 -
EXHIBIT E PRE-OPENING SERVICES	- 63 -
EXHIBIT F CORE POSITIONS	- 64 -
EXHIBIT G DIRECT AND INDIRECT OWNERSHIP OF MANAGER	- 65 -

DEVELOPMENT SERVICES AND MANAGEMENT AGREEMENT
     THIS DEVELOPMENT SERVICES AND MANAGEMENT AGREEMENT (this “Agreement”) is made and entered into this 5th day of January, 2010 (“Effective Date”) by and among Abston-McKay Ventures, LLC, a Mississippi limited liability company (the “Enterprise”), and Lakes Tunica Casino Management, LLC, a Minnesota limited liability company (“Manager”).
RECITALS
     A. The Enterprise (acting either on its own or as a holding company) intends to use reasonable efforts to obtain all legal right, title and interest to own and operate the Casino Facilities, which will conduct gaming activities in accordance with all applicable Legal Requirements.
     B. Manager has represented to the Enterprise that it has the managerial and operational capacity and skill to assist in the development and construction of the Casino Facilities and to operate the Casino; and Manager agrees to provide the management expertise necessary to the conducting of successful gaming operations.
     C. The Enterprise presently desires to retain the services of a management company, with knowledge and experience in the gaming industry, to manage and operate its gaming operations at the Casino Facilities.
     D. Manager is willing to provide such services, subject to the terms and conditions of this Agreement.
     NOW, THEREFORE, in consideration of the hereinafter mutual promises and covenants, and for other good and valuable consideration as set forth herein, the receipt and sufficiency of which are expressly acknowledged, the Enterprise, the Enterprise and Manager agree as follows:
ARTICLE 1
Definitions
     1.1 Definitions. As used in this Agreement, the terms listed below shall have the meanings assigned to them:
     “Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person. For the purposes of this definition, “control” (including the terms controlling, controlled by, or under common control with) means the possession, direct or indirect, or the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, partnership or member interests, by contract or otherwise.
     “Annual Report” has the meaning ascribed thereto Section 6.4(a).
     “Applicable Rate” means a variable annual rate of interest equal to the prime interest rate of Chase Manhattan Bank U.S.A., N.A. (or any successor bank) plus two percent (2%). The Applicable Rate shall change when and as the rate used to determine the Applicable Rate changes
     “Approved Budget” has the meaning ascribed thereto in Section 6.1(b).

     “Approved Operating Plan” has the meaning ascribed thereto in Section 6.1(b).
     “Casino Facilities” means, collectively, the building housing the Casino, hotel, restaurants, showrooms, retail space and other ancillary facilities (both gaming and non-gaming) and all the parking areas, access drives, walkways, and similar improvements appurtenant to and serving such building and the foregoing, together with all Furnishings and Equipment and personal property (whether tangible or intangible) and all other components of the physical plant under Enterprise’s ownership or control (including but not limited to mechanical, electrical, water and sewer systems, but not including components of public utilities which may be located on the premises) used or to be used in connection with the foregoing located on part of the land described on attached Exhibit A, each whether now existing or hereafter constructed or acquired.
     “Control Agreements” shall mean all Loan Documents, any other development agreement with local governmental authorities, any ground leases, space leases, license agreements, licenses, equipment leases, service contracts, maintenance agreements, construction contracts, utility contracts, insurance policies, any covenants, restrictions, easements and similar instruments affecting the Casino Facilities or any part thereof, and any other material agreements with other third parties or governmental entities affecting the Casino Facilities or any part thereof.
     “Core Positions” means, the positions listed in Exhibit F attached hereto.
     “Costs of Operations” means the total amount of all expenses and costs of any kind or nature of operating, maintaining and owning the Casino Facilities in accordance with GAAP, including without limitation:
(i)	the cost of all food and beverages sold by the Casino Facilities and of all operating supplies related thereto;

(ii)	salaries, wages and other benefits of the Casino Facilities’s personnel, including costs of payroll taxes and employee benefits;

(iii)	the cost of all other materials, supplies, goods and services in connection with the operation of the Casino Facilities including, without limitation, utilities, trash removal, office supplies, security and all other services performed by third parties, telephone and data processing equipment and other equipment;

(iv)	the cost of repairs to and maintenance of the Casino Facilities that are not required to be capitalized pursuant to GAAP;

(v)	insurance and bonding premiums with respect to the Casino Facilities;

(vi)	all assessments, water/sewer charges, and other fees and charges payable by or assessed against the Enterprise with respect to the operation of the Casino Facilities;

(vii)	legal, consulting, lobbying, accounting and other fees for professionals for services related to the operation of the Casino Facilities, including but not limited to the cost of annual audits required under Section 6.4 below;

(viii)	all expenses payable to the Mississippi Gaming Commission for oversight and regulation, and any and all other regulatory or oversight expenses payable by the Enterprise;

(ix)	all expenses for marketing the Casino Facilities, including all expenses of advertising, sales, and public relations activities;

(x)	all promotional allowances, including all items “comped” to customers of the Casino Facilities and described in clause (xv) of the definition of “Revenue Exclusions”;

(xi)	all excise, sales, gross receipts, admission, entertainment, tourist or use taxes, and device fees, real estate taxes, ad valorem taxes, personal property taxes, utility taxes and other taxes (as those terms are defined by GAAP), assessments for public improvements, and municipal, county and state license and permit fees; and,

(xii)	all rents payable pursuant to any ground lease for the subject property.
Cost of Operations shall not include federal, state, or local income tax payable by the Enterprise or its members and any costs incurred by Manager or its Affiliates that are not expressly reimbursable by the Enterprise pursuant to the terms of this Agreement.
     “County” means Tunica County, Mississippi.
     “Designated Court” means, collectively, (i) the United States District Court for the Northern District of Mississippi, (ii) for any dispute with respect to which such court lacks jurisdiction, any circuit or chancery court of competent jurisdiction located within a county in the Northern District of Mississippi, and (iii) in either case, all courts to which an appeal therefrom may be available.
     “Development Services” has the meaning ascribed thereto in Section 3.1(a).
     “EBITDA” means earnings before interest, taxes, depreciation and amortization.
     “Effective Date” means the date referenced in the pre-amble of this Agreement.
     “Employment Laws” means, collectively, any federal, state, local and foreign statutes, laws, ordinances, regulations, rules, permits, judgments, orders and decrees affecting labor union activities, civil rights or employment in the United States, including the Civil Rights Act of 1870, 42 U.S.C. §1981, the Civil Rights Acts of 1871, 42 U.S.C. §1983 the Fair Labor Standards Act, 29 U.S.C. §201, et seq., the Civil Rights Act of 1964, 42 U.S.C. §2000e, et seq., as amended, the Age Discrimination in Employment Act of 1967, 29 U.S.C. §621, et seq., the Rehabilitation Act, 29 U.S.C. §701, et seq., the Americans With Disabilities Act of 1990, 29 U.S.C. §706, 42 U.S.C. §12101, et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 301, et seq., the Equal Pay Act, 29 U.S.C. §201, et seq., the National Labor Relations Act, 29 U.S.C. §151, et seq., and any regulations promulgated pursuant to such statutes, as amended from time to time, and together with any similar laws now or hereafter enacted, including all rules, regulations and policies imposed by the Mississippi Commission now or in the future concerning employment, such as qualifications and any required certifications, credentialing or licensing of officers, directors, board members and employees.
     “Facility Loan” means the financing by the Enterprise, as borrower, for any costs of the development and construction of the Casino Facilities.

     “Fiscal Year” means the accounting year used for the operation of the Casino Facilities, which shall be consistent with the accounting year of the Enterprise.
     “Furnishings and Equipment” means all fixtures, furniture, and equipment required for the operation of the Casino Facilities in accordance with the standards set forth in this Agreement, including, without limitation:
     (i) cashier, money sorting and money counting equipment, surveillance and communication equipment, and security equipment (including software);
     (ii) slot machines, video games of chance, table games, keno equipment and other gaming equipment (including software);
     (iii) office furnishings and equipment;
     (iv) furniture, fixtures and equipment necessary for the operation of any portion of the Casino Facilities for accessory purposes, including equipment for hotel, showrooms, kitchens, laundries, dry cleaning, cocktail lounges, restaurants, public rooms, commercial and parking spaces, and recreational facilities;
     (v) all other operating supplies, signage, trade fixtures, furnishings and equipment now or hereafter located and installed in or about the Casino Facilities which are used in the operation of the Casino Facilities in accordance with the Operating Standard.
     “GAAP” means generally accepted accounting principles, as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, consistently applied.
     “Gaming Laws” means, collectively, the Mississippi Gaming Control Act and any other gaming regulations applicable to the Casino.
     “Gaming License” means (i) with respect to Manager, collectively, all necessary governmental permits, approvals, consents and licenses/certifications which Manager may be required to obtain and maintain under any Gaming Laws, as amended, from time to time, or under this Agreement in connection with the operation of the Casino, and (ii) with respect to the Enterprise, collectively, all other necessary governmental permits, approvals, consents and licenses/certifications which the Enterprise may be required to obtain and maintain under any Gaming Laws, as amended, from time to time (subject to the terms of this Agreement regarding Manager’s responsibilities), in connection with the operation of the Casino.
     “Governmental Authority(ies)” means the United States, the State of Mississippi, the County and any governmental court, agency, department, commission, board, bureau or instrumentality of the foregoing and any quasi-governmental authority (including sewer district, storm water management district or tollway authority), but only to the extent it has legal jurisdiction over gaming at the Casino, the operation of the Casino, or the obligations of the Enterprise or the Manager under this Agreement or any other Control Agreement.

     “Legal Requirements” means any and all present and future judicial, administrative, and federal, state or local rulings or decisions, and any and all present and future federal, state or local ordinances, rules, regulations, permits, licenses and certificates, in any way applicable to the Enterprise, the Manager, or the Casino Facilities, including the Gaming Laws and Employment Laws.
     “Lender” means any third party who makes the Facility Loan or any other loan to the Enterprise.
     “Loan Documents” shall mean any and all notes or other instruments of indebtedness with regard to the Casino Facilities or the Enterprise (including the Facility Loan, if any), and any mortgages, deeds of trust, loan agreements, credit agreements, security instruments, environmental indemnities or other loan documents executed in connection therewith.
     “Manager IP” has the meaning ascribed thereto in Section 2.5(b).
     “Management Fees” has the meaning ascribed thereto in Section 6.3(c).
     “Material Breach” has the meaning ascribed thereto in Section 7.1(c) and Section 7.1(d).
     “Opening Date” means the first day that all or any part of the Casino Facilities is open to the public. Manager and the Enterprise agree that the Project Schedule (as defined in Exhibit B) shall include the anticipated Opening Date and that, upon the written request of the Enterprise, the Enterprise and the Manager shall execute and deliver written confirmation of the actual Opening Date.
     “Operating Standard” has the meaning ascribed thereto in Section 3.1(a).
     “Person” means any person or entity, whether an individual, trustee, corporation, general partnership, limited partnership, limited liability company, limited liability partnership, joint stock company, trust, estate, unincorporated organization, business association, instrumentality, firm, joint venture, Governmental Authority, or otherwise.
     “Player Lists” means and includes any documents or records (and any copies thereof), electronic or otherwise, including any player lists developed as part of a player’s club, similar promotional or incentive program, tracking system or otherwise and any documents or records maintained solely for security purposes, created by or upon the request of Manager, any Affiliate of Manager, the Enterprise, or any Affiliate of the Enterprise containing any information whatsoever concerning the players, customers, visitors or other individuals participating in the gaming operations or other operations of the Casino, together with the information contained therein or otherwise known or developed by Manager or the Enterprise (or any of their respective Affiliates and any of their respective Employees) in connection with the Casino, which documents and records and information, shall be and remain, at all times, the sole property of the Enterprise.
     “Pre-Opening Services” has the meaning ascribed thereto in Exhibit E.
     “Pre-Opening Period” has the meaning ascribed thereto in Exhibit E.
     “Project Budget” has the meaning ascribed thereto in Exhibit B.

     “Project Employee Policies” has the meaning ascribed thereto in Section 4.2.
     “Proposed Budget” has the meaning ascribed thereto in Section 6.1(b).
     “Proposed Operating Plan” has the meaning ascribed thereto in Section 6.1(b).
     “Revenue Exclusions” means, collectively, any and all (i) gratuities to employees of the Casino Facilities paid directly by the player or included as a service charge; (ii) amounts paid to or revenues generated by third parties in connection with catering inside or outside the Casino Facilities (including rental of equipment or other personal property); (iii) sales taxes, excise taxes, gross receipts taxes, admission taxes, entertainment taxes, tourist taxes, use taxes or similar impositions collected directly from players, customers, tenants, licensees or concessionaires or included as part of the sales price of any goods or services and remitted to the appropriate taxing authorities in the amount collected; (iv) accounts receivable written off as uncollectible, except to the extent amounts are subsequently collected or are recovered by the sale of such accounts or otherwise; (v) proceeds of insurance (other than (A) business interruption insurance proceeds received by the Enterprise after deducting therefrom all expenses incurred in the adjustment or collection thereof and (B) any insurance proceeds received by the Enterprise to reimburse it for any Costs of Operations actually incurred); (vi) proceeds of awards received in condemnation (other than compensation received by the Enterprise for loss of business to the extent attributable to the period in question after deducting therefrom all expenses incurred in obtaining such compensation); (vii) proceeds of the sale or disposition of the Casino Facilities or any portion thereof or any capital assets or of the refinancing of the Casino Facilities or any portion thereof; (viiii) amounts reimbursed by the Enterprise to Manager or otherwise advanced and deposited into the General Operating Account or other bank accounts used for the operation of the Casino Facilities; (ix) interest earned on any amounts deposited into any such bank accounts; any security deposits or similar deposits (except as applied or forfeited); (x) credits or refunds to players, customers, tenants, licensees or concessionaires; (xi) any discounts to players for goods or services provided; (xii) any gain or loss on the extinguishment of debt or any gain or loss on the sale of an asset not in the ordinary course of business or other extraordinary items; (xiii) all revenues and expenses that would be classified as non-operating for purposes of GAAP; (xiv) revenues of tenants, licensees and concessionaires from their respective business operations at the Casino Facilities (other than any portion thereof received by the Enterprise in the form of rents and fees pursuant to their respective leases, licenses and concession agreements); and (xv) complimentary services, items, goods, promotions, credits or discounts provided to any player, any permitted or awarded “free play” and credits, coupons and vouchers issued for redemption by a player for use at the Casino.
     “State” means the State of Mississippi.
     “Surviving Obligations” means, collectively, (i) the obligation of Manager to pay to the Enterprise any amounts under this Agreement which accrued prior to the date of the expiration or earlier termination of this Agreement, (ii) the obligation of the Enterprise to pay to Manager any amounts under this Agreement (including any Management Fees) which accrued prior to the date of the expiration or earlier termination of this Agreement, and (iii) any other obligations set forth herein that expressly survive the expiration or earlier termination of this Agreement.
     “Terminating Party” has the meaning ascribed thereto Section 7.1(a).
     “Termination Report” has the meaning ascribed thereto Section 6.4(b).

     “Total Revenues” means all revenues and income (excluding the Revenue Exclusions and any non-cash items) received by the Enterprise from the operation of the Casino Facilities in accordance with GAAP.
     1.2 Other Interpretive Provisions.
          (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.
          (b) The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”
          (c) Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified, subject to applicable Legal Requirements, if any, (ii) any reference herein to any Person shall be construed to include such Person’s successors, personal representatives, heirs and permitted assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in this Agreement (including in the Exhibits hereto), shall be construed to refer this Agreement in its entirety and not to any particular provision thereof, (iv) all references in this Agreement to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement in which such references appear, and (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.
          (d) All recitals above and all Exhibits referenced herein are incorporated herein by this reference.
          (e) No provisions of this Agreement shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or drafted such provision.
ARTICLE 2
Casino Site Selection; Construction
     2.1 Casino Site Selection. The Casino Facilities shall be constructed on the land described in Exhibit A.
     2.2 Development Services. Manager and the Enterprise agree that Manager shall provide certain development services as set forth in the terms and conditions of Exhibit B attached hereto.
     2.3 Furnishings and Equipment. Manager shall consult with and advise the Enterprise with respect to the procurement and purchase of Furnishings and Equipment required to operate the Casino Facilities in conformity with the Operating Standard and the terms and conditions of this Agreement, subject to compliance with the Project Budget (as defined in the attached Exhibit B).
     2.4 Advances for Costs of Construction. Nothing herein contained shall obligate Manager to arrange for a Lender to advance any costs of the construction of the Casino Facilities, or make advances directly to the Enterprise, for payment of any item not included in or in an amount in excess of the Project Budget.
     2.5 Title to Facility; Other Assets.
          (a) The Furnishings and Equipment, and all related improvements and assets shall be the sole and exclusive property of the Enterprise.
          (b) During the term of this Agreement, the Casino Facilities shall at all times be known as, operated, and promoted under a name selected by the Enterprise. The Enterprise shall control the use of the Casino Facilities name and any use of the Casino Facilities name shall inure to the benefit of the Enterprise. In addition, the Enterprise shall control and have all right, title, and interest in the Casino Facilities name and in any other names, concepts or other forms of intellectual property (including but not limited to game and systems licenses and software, Player Lists and related information, internal casino controls, developed game concepts, systems or other gaming or administrative improvement rights) to be used, or actually used, or associated with the Casino Facilities, or any part thereof and any use shall inure to the benefit of the Enterprise. The Enterprise shall have the unlimited right to exploit these names, concepts and other forms of intellectual property, now or hereafter, solely in connection with the Casino Facilities. Manager hereby releases any rights, including trademark and copyright, in and to all of the names, concepts and other forms of intellectual property to be (or which may be developed to be) used, actually used, or associated with the Casino Facilities. Nothstanding anything herein to the contrary, Manager shall retain all right, title and interst in any intellectual property used in connection with the Casino Facilities and developed by Manager (a) prior to the Effective Date, or (b) for use in its ordinary and customary business operations and not specifically for use in connection with the Casino Facilities (the “Manager IP”). Manager hereby grants to Enterprise a perpetual, nonexclusive, royalty-free license to use the Manager IP (including any employee manuals, employee training systems and materials) in connection with the Casino Facilities.
          (c) Manager shall do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Section 2.5, as the Enterprise shall reasonably require from time to time
ARTICLE 3 Authority and Duty of Manager
     3.1 Appointment and Operating Standard.
          (a) Manager shall be deemed to be an independent contractor to the Enterprise for all purposes under this agreement including but not limited to providing the services described in Section 2.2 hereof and the attached Exhibit B referenced therein (the “Development Services”) and Manager shall not be the agent of the Enterprise and shall not have authority to act on behalf of the Enterprise except and only to the extent specifically so provided for in this Agreement.
          (b) Subject to Section 3.1(a) above, the Enterprise hereby appoints the Manager as agent for and on account of the Enterprise during the term of this Agreement for purposes of providing the services and fulfilling the obligations required of Manager under this Agreement, subject to the terms and conditions hereof. Manager accepts such appointment as the manager of the Casino Facilities for the term of this Agreement on and subject to the terms and conditions set forth herein and agrees to manage the Casino Facilities, providing such services as are set forth herein and such additional services as may be customarily provided by operators of other gaming facilities of similar size and scope.
          (c) In connection with such appointment, the Manager is hereby granted the necessary power and authority to act in order to fulfill all of its responsibilities under this Agreement, subject to the terms of this Agreement and subject to obtaining the Enterprise’s approval as and when required under the terms and conditions of this Agreement. Without limiting the generality of the foregoing, subject in each case to obtaining the Enterprise’s approval, the Manager shall have, and the Enterprise does hereby grant to the Manager, the power and authority, as agent for the Enterprise, to exercise the rights of the Enterprise under and to execute, amend or otherwise modify any contracts associated with the operation of the Casino Facilities, including, without limitation, purchase orders, equipment and retail leases, and contracts for utilities, maintenance and repair services, and other services relating to the operation of the Casino Facilities.
          (d) Manager agrees to provide the Development Services and to manage the Casino Facilities in accordance with the “Operating Standard”, which is defined as follows: (i)(A) in a commercially reasonable, prudent, diligent and professional and workmanlike manner and (B) at least at a level of service, operation and quality generally associated with Casino Facilitiess similar in size and scope and geographical location to the Casino Facilities, (ii) in accordance with the terms and conditions of this Agreement and in conformity in all material respects with the then current Approved Budget and Approved Operating Plan, (iii) in accordance with the terms and provisions of the Control Agreements, including the business plan and other plans and policies concerning Casino Facilities operations as required thereunder subject to Section 6.1(e) hereof, (iv) in accordance with the requirements of any carrier having insurance on the Casino Facilities or any part thereof, (v) in compliance with all Legal Requirements, including all reporting, security, systems and other requirements imposed by the Mississippi Gaming Commission, or any other governmental agency with jurisdiction over the Casino Facilities, and (vi) in a manner reasonably expected to protect and preserve the assets that comprise the Casino Facilities. In its capacity, Manager shall deal at arm’s length with all third parties and its Affiliates and the Affiliates of the Enterprise. Manager may not enter into agreements with Affiliates of Manager without the prior written consent of the Enterprise (and, in such event, Manager shall have advised the Enterprise of the contracting party’s status as an Affiliate of Manager).
          (e) The duties and authorities of the Manager shall be subject to the Control Agreements.
     3.2 Limitations on Power and Authority.
          (a) The exercise by the Manager of its power and authority granted pursuant to Section 3.1(b) as the Enterprise’s agent shall be limited as provided in this Section 3.2 and in the budget provisions of Article 6.
          (b) Notwithstanding its appointment as the Enterprise’s agent pursuant to Section 3.1(b):
(i) The Manager shall have no power or authority to act for or represent the Enterprise except as specified in this Agreement.

(ii) The Manager shall have no power or authority to exercise the rights of the Enterprise under or to execute, amend or otherwise modify this Agreement on behalf of the Enterprise, and the Enterprise shall retain the sole and exclusive such power and authority with respect to this Agreement.
(iii) Except as stated herein, the Manager shall have no power or authority, without the prior written approval of the Enterprise in each instance unless the specific transaction is described in the Approved Budget approved in writing by the Enterprise, to (A) incur costs which are in excess of the expenditures to be agreed upon in the Approved Budget, (B) sell, encumber or otherwise dispose of any Furnishings and Equipment or other personal property located in the Casino Facilities, except for inventory sold in the regular course of business and other items which must be replaced due to age, obsolescence, or wear and tear, subject to the Approved Budget, or (C) subject to the Approved Budget, purchase any Furnishings and Equipment or other personal property or services from the Manager or any Affiliate of the Manager, if such purchase is to be included as a Cost of Operations, unless such arrangement is specifically approved in writing by the Enterprise.
          (c) Except as specifically authorized in this Article 3, the Manager shall not hold itself out to any third party as the agent or representative of the Enterprise.
          (d) Notwithstanding anything to the contrary herein, the Manager shall have no power or authority to do any of the prohibited activities as set forth on Exhibit C, attached hereto and incorporated herein by reference
     3.3 Overall Responsibilities.
          (a) The Manager’s responsibilities shall include, among other things, maintenance and improvement of the Casino Facilities and management of the Casino Facilities, provided that all such responsibilities shall be carried out in accordance with the Operating Standard. The Manager shall conduct and direct all business and affairs in connection with the day-to-day operation, management and maintenance of the Casino Facilities, including the establishment of operating days and hours, it being understood that the Enterprise and the Manager intend that the Casino Facilities will be open 24 hours daily, seven days a week, in accordance with the Operating Standard.
          (b) Without limiting the generality of the foregoing, the Manager’s responsibilities and duties under this Agreement shall include the following:
(i) The Manager shall use reasonable measures for the orderly physical administration, management, and operation of the Casino Facilities;
(ii) The Manager shall comply with all applicable provisions of the Internal Revenue Code, including the prompt filing of any cash transaction reports and W-2G reports that may be required by the Internal Revenue Service of the United States;
(iii) The Manager shall perform those additional responsibilities and duties set forth on Exhibit D, attached hereto and incorporated herein by reference; and
(iv) The Manager shall perform those additional Pre-Opening Services set forth on Exhibit E, attached hereto and incorporated herein by reference.
     3.4 Compliance with Laws.

          (a) The Manager shall be responsible for complying with all applicable Legal Requirements, including the Gaming Laws, in connection with the Casino Facilities. The Enterprise agrees to cooperate with the Manager and aid the Manager in ensuring such compliance. In managing and operating the Casino Facilities, the Manager shall comply with all Legal Requirements and all other agreements affecting the same, including the Gaming Laws. Subject to the Approved Budget or subject to the approval of the Enterprise as to an unbudgeted expenditure, Manager shall promptly remedy any violation of any such laws, rules, regulations, ordinances, compacts or other agreements which comes to its attention and shall give written notice to the Enterprise in the event that Manager or any Affiliate of Manager receives any notice issued by the applicable governmental authorities pursuant to the Gaming Laws which threatens suspension or revocation of the Enterprise’s license or may be reasonably interpreted to prevent Manager from fulfilling its duties under this Agreement. Manager shall also promptly give written notice to the Enterprise in the event that Manager or any Affiliate of Manager receives any notice (written or oral) from any governmental authority relating to any of the other gaming facilities Manager manages with regard to compliance (or lack thereof) with any laws, regulations, orders, compacts, permits, licenses, rules or contracts or agreements regulating, authorizing or otherwise applicable to gaming operations (including the ability to conduct such operations).
          (b) The Enterprise agrees to cooperate with the Manager and the Manager agrees to take all appropriate steps and execute all appropriate applications and documents to obtain all licenses, approvals and permits required in connection with the Casino Facilities, including all necessary approvals of Governmental Authorities of this Agreement and all liquor licenses for the contemplated beverage operations at the Casino Facilities, all in accordance with the Approved Operating Plan.
          (c) The Manager shall not commit any act of default under the terms and conditions contained in any Control Agreement, provided, in the case of a monetary default, that funds are available to Manager in the Approved Budget, shall not act or omit to act in the performance of its duties and obligations under this Agreement in a manner giving rise to any liability under any indemnification provisions set forth therein and shall promptly notify the Enterprise of any such default which comes to the attention and knowledge of the Enterprise.
     3.5 Security. The Manager shall provide for appropriate security for the operation of the Casino Facilities in accordance with the Approved Budget and Approved Operating Plan. Upon agreement of the Enterprise and the Manager, any security officer may be bonded and insured in an amount commensurate with his or her enforcement duties and obligations. The cost of any charge for security and increased public safety services will constitute a Cost of Operations.
     3.6 Accounting, Financial Records, and Audits.
          (a) The Manager shall maintain full and accurate records and books of account for operations of gaming activities and related ancillary operations managed by the Manager. Such records shall be maintained at the Manager’s office located within the Casino Facilities and shall be made available for immediate inspection and verification at all times. In addition, Manager shall not, at any time, prevent or hinder the Enterprise’s access to all gaming machines and related systems and system-produced gaming machine financial reports for any applicable period (Manager shall, in addition, provide such reports promptly upon request of the Enterprise). The books and records and all other records relating to or reflecting the operation of the Casino Facilities shall at all times be the property of the Enterprise. Upon any termination of this Agreement, all of such books and records forthwith shall be turned over to the Enterprise so as to insure the orderly continuance of the operation of the Casino

Facilities. The Enterprise shall be responsible for filing with the IRS all required year-end income tax returns, and Manager shall cooperate with and provide information requested by the Enterprise’s accountants in regard to the preparation by such accountants and filing by the Enterprise of such tax returns and any other income or other tax returns required by any governmental authority.
          (b) During the Pre-Opening Period, the Manager shall establish (subject to the Enterprise’s approval) and maintain satisfactory accounting systems and procedures that shall, at a minimum:
(i) include an adequate system of internal accounting controls;
(ii) permit the preparation of financial statements in accordance with GAAP;
(iii) be susceptible to audit;
(iv) permit the calculation of the Management Fees; and
(v) provide for the allocation of operating expenses or overhead expenses among the Enterprise, the Manager and any other user of shared facilities or services.
The system of internal accounting controls will require the maintenance of records that, in reasonable detail: (w) accurately and fairly reflect the transactions and dispositions of the assets of the Casino Facilities; (x) provide reasonable assurance that gaming transactions are recorded as necessary to permit preparation of Casino Facilities financial statements in accordance with GAAP, and receipts and expenditures of the Casino Facilities are being made only in accordance with authorizations of Casino Facilities management; (y) provide reasonable assurance regarding prevention or untimely detection of unauthorized acquisition, use or disposition of the Casino Facilities’s assets that could have a material effect on the Casino Facilities’s financial statements; and (z) provide reasonable assurance of continued compliance with the terms and conditions of all Control Agreements. Supporting records and the agreed upon accounting system shall be sufficiently detailed to permit the calculation and payment of the Management Fees and to permit the performance of any fee or contribution computations required under applicable laws or regulations. Manager shall promptly caused to be corrected any weaknesses in internal controls or errors in recordkeeping upon discovery.
          (c) Total Revenues and other income and revenue of every kind resulting from the operation of the Casino Facilities will be calculated by the Manager for purposes of distribution daily and distribution monthly, as the case may be, in accordance with Section 6.3 and copies of such calculations shall be promptly supplied to the Enterprise as required by Section 6.2.
          (d) All records shall be maintained so as to permit the preparation of financial statements in accordance with GAAP. The Manager shall furnish to the Enterprise monthly financial reports in accordance with Section 6.2. Such reports shall provide reasonable detail as requested by the Enterprise with respect to revenues and expenses of each profit center of the Casino Facilities. The Manager shall make, or cause to be made, any reports or presentations to the Enterprise as are requested, including any reports as may be required by the Lender or any Governmental Authorities. In connection therewith, Manager shall provide, or cause to be provided, to the Enterprise, upon request, copies of (i) bank statements, bank deposit slips and bank reconciliations, (ii) detailed cash receipts and disbursement records, (iii) detailed trial balance (if available), (iv) paid invoices, (v) summaries of adjusting journal entries, (vi) supporting documentation for payroll, payroll taxes and employee benefits, and (vii) all other financial reports and/or information reasonably requested by the Enterprise.
     3.7. Cash Monitoring. The Manager will promulgate (subject to the Enterprise’s approval), and all parties and their respective employees, agents, and representatives will obey, operational policies with respect to the handling of cash, security systems, and access to cash cage, counting rooms, and other places where cash is kept and handled. Manager shall not, at any time, prevent or hinder the Enterprise in monitoring and investigating systems for cash management implemented by the Manager and to verify daily revenues and all other revenues and income of any kind and nature of the Casino Facilities.
     3.8 Bank Accounts, Reserve Funds and Permitted Investments.
          (a) Subject to the terms of the Control Agreements, the Enterprise shall create an account or accounts at a commercial bank that is organized under the laws of the United States of America or any state thereof, and is a member of the Federal Deposit Insurance Corporation. Manager shall deposit, or cause to be deposited, daily all revenues into such accounts The Manager, with the approval of the Enterprise, shall also establish other segregated bank accounts for use in connection with the operation of the Casino Facilities (collectively, the “Project Accounts”), each of which must indicate the custodial nature of the accounts. The Enterprise shall have the right to control such accounts and to authorize deposits and withdrawals of any size, with regard thereto. The signatures of authorized representatives of the Manager shall be the only signatures required to make withdrawals (by check or otherwise) from such accounts for single withdrawals of less than $100,000.00, provided that the monies withdrawn by the Manager are to be used only in accordance with the Approved Budget and only for the purposes set forth herein. If the amount of any single withdrawal exceeds $100,000 (excluding amounts to be applied to payouts and prizes, transfers to any designated payroll accounts, taxes, cash for day-to-day operational purposes, or Management Fees), then the signature of the Enterprise’s designated representative will also be required.
          (b) Unless instructed otherwise by the Enterprise, Manager agrees that it shall make, or cause to be made, timely transfers from the account or accounts established pursuant to Section 3.8(a) of all funds needed to pay Costs of Operations and disbursements required pursuant to Section 6.3.
          (c) Surplus funds may be invested by the Enterprise in a money market mutual fund registered under the Investment Company Act of 1940 that invests exclusively in (A) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by an agency thereof and backed by the full faith and credit of the United States, or (B) commercial paper having, at the time of acquisition, a rating of A-1 or P-1 or better from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc., respectively.
     3.9 Intentionally Omitted.
     3.10 Fire and Safety Services. The Manager shall be responsible for obtaining adequate coverage for fire and safety services and may, in its discretion, have such services provided on a contractual basis by the local fire and police departments, provided the costs of such services are in accordance with the Approved Budget and Approved Operating Plan.
     3.11 Timely Payment of Costs of Operations. The Manager shall be responsible for paying, or causing to be paid, Costs of Operations on behalf of the Enterprise from the General Operating Account or the Project Accounts, pursuant to procedures approved by Manager, so as to avoid any late-payment penalties (except those incurred as a result of good faith payment disputes) to the extent funds of the Casino Facilities are available in accordance with the Approved Budget; provided, however, that payment of all such Costs of Operations shall be solely the legal responsibility of the Enterprise, subject to the terms and conditions of this Agreement.
     3.12 Acquisition of Gaming and Other Equipment. Subject to the provisions of Section 2.3 and 3.21 hereof, all acquisitions of Furnishings and Equipment for the Casino Facilities after the public opening of the Casino Facilities shall be purchased by the Manager as agent for the Enterprise in accordance with the Approved Budget and Approved Operating Plan, for on behalf of the Casino Facilities on a cash on delivery basis, unless otherwise directed by the Enterprise.
     3.13 Hours of Operation. The Manager shall be responsible for the establishment of operating days and hours in accordance with the Approved Operating Plan. It is intended that the Casino shall be operated seven days per week and twenty-four hours per day, subject to any restrictions in the Legal Requirements.
     3.14 Access to Operations. Manager shall not take any action to block or hinder immediate access by the Enterprise’s designated representative to (i) the gaming operation, including gaming machine and table software, for inspection and generation of reports on payouts and operations, (ii) reports of all gaming machine and gaming table software’s compliance with the Gaming Laws, and (iii) all books and records relating to the gaming operation.
     3.15 Increased Public Safety Services. Increased actual costs of law enforcement and police protection services required as a result of gaming activities in the Casino shall be paid as Costs of Operations in accordance with the Approved Budget.
     3.16 Advertising. Subject to obtaining the Enterprise’s approval, the Manager shall contract for and place advertising in accordance with the Approved Budget and Approved Operating Plan. Advertising costs will be included in the operating budgets prepared in accordance with Article 6. Manager shall prepare advertising plans and promotional material, and place advertising as appropriate in compliance with applicable laws, as contemplated in the Approved Operating Plan and subject to the Approved Budget.
     3.17 Certain Meetings. To facilitate oversight of the activities conducted pursuant to this Agreement and to maintain communication generally between the individuals who will be involved in supervising those activities, the Enterprise or its designated representative and the Manager’s principal individuals will meet at least quarterly to review operations of the Casino Facilities and any current issues pertaining thereto.
     3.18 Maintenance. The Manager will cause the Casino Facilities to be repaired and maintained and operated in a clean, good and orderly condition, including interior and exterior cleaning, painting and decorating, plumbing, carpentry, grounds and landscaping maintenance, snow and ice removal and such other maintenance and repair work as may be desirable. Repairs and maintenance will be paid in accordance with the Approved Budget as Costs of Operations. Notwithstanding anything to the contrary contained in this Section, Manager shall not perform the foregoing services with respect to any repairs or improvements to the Casino Facilities, unless (a) the expenditure thereunder is provided for in the Approved Budget, or (b) such repair or improvement is otherwise agreed to in writing by the Enterprise. In addition, notwithstanding the Approved Budget, the Enterprise may, from time to time, make such alterations, additions or improvements (including structural changes) to the Casino Facilities and cause Furnishings and Equipment to be changed, upgraded, replaced or added, as the Enterprise deems to be desirable and all as Costs of the Operations, and Manager shall cooperate with the Enterprise in such regard.
     3.19 Term. This Agreement shall become effective on the Effective Date and will terminate five (5) years after the Opening Date, unless terminated earlier in accordance with the terms of this Agreement. At the time of the expiration of the initial five (5) year term, the Manager shall have the right to renew for an additional three (3) year term upon the same terms and conditions as set forth herein if, during each of the final two fiscal years of the initial term the Enterprise achieves total EBITDA of twenty-two million dollars ($22,000,000).
     3.20 Representatives. To the extent any authorization, consent or other approval of the Enterprise is required under this Agreement and the Enterprise shall have provided to the Manager a resolution naming any individual or individuals authorized to represent the Enterprise for purposes of any such authorization, consent or other approval, the Manager, absent actual knowledge that such individual or individuals are not so authorized, shall be entitled to rely on all decisions, authorizations, consents, and approvals provided by such individual or individuals so named until such time as the Enterprise shall deliver to the Manager an additional resolution revoking or otherwise modifying such authority. To the extent any authorization, consent or other approval of Manager is required under this Agreement and Manager shall have provided to the Enterprise a resolution naming any individual or individuals authorized to represent Manager for purposes of any such authorization, consent or other approval, the Enterprise, absent actual knowledge that such individual or individuals are not so authorized, shall be entitled to rely on all decisions, authorizations, consents, and approvals provided by such individual or individuals so named until such time as Manager shall deliver to the Enterprise an additional resolution revoking or otherwise modifying such authority.
     3.21 Service Contracts; Purchase Orders. Manager shall assist, consult and advise the Enterprise in the negotiation of service contracts and leases for Furnishings and Equipment reasonably necessary or desirable in connection with the operation of the Casino Facilities in the usual course of business, pursuant to the Approved Budget and Approved Operating Plan. Manager shall assist, consult and advise the Enterprise with respect to the purchase of all Furnishings and Equipment which in the normal course of business are necessary and proper to maintain the Casino Facilities in accordance with the Operating Standard.
     3.22 Taxes; Mortgages. Manager shall, if and when requested by the Enterprise to do so, (i) obtain and verify bills for real estate and personal property taxes, improvement assessments and other like charges which are or may become liens against the Casino Facilities, and pay such items in accordance with the Approved Budget in time to avoid penalty for late payment and (ii) make payments on account of any applicable provision of any Control Agreement and the amounts of such projected expenditures shall be included in the Approved Budget. Manager’s responsibility for the foregoing shall be limited to funds authorized in the Approved Budget and available in the General Operating Account.
ARTICLE 4
Personnel Matters
     4.1 Employees.
          (a) All employees involved with operation of the Casino Facilities throughout the Casino Facilities subject to management by the Manager under this Agreement shall be employees of the

Enterprise. The Manager shall be solely responsible for (i) making recommendations to the Enterprise as to the hiring, training, promoting, supervising and firing of all employees and (ii) training employees in Core Positions, in each case as may be required to maintain the standard of quality of management and operation at the level consistent with the Operating Standard, in accordance with Employment Laws, Project Employee Policies; provided, however, notwithstanding the foregoing, the employment, advancement and termination of employees in any of the Core Positions shall be subject to the mutual approval of the Enterprise and Manager. Prior to making a recommendation as to the hiring of any employees in any of the Core Positions, Manager shall deliver to the Enterprise the candidate’s resume and any other information reasonably requested by the Enterprise, including background check information, and shall provide the Enterprise with an opportunity to interview such person, if requested by the Enterprise. With regard to any requests for approvals concerning employees, the Enterprise shall use reasonable efforts to respond promptly.
          (b) Manager shall prepare the staffing plan and budget for employee compensation, for the approval of the Enterprise.
          (c) Manager shall develop a policy and procedure in conjunction with the Enterprise, to implement an executive development program for employees who are members of the Enterprise whereby members will be prepared through training and education to assume key management positions within the gaming and ancillary operations of the Casino Facilities.
          (d) All salaries, wages, employee insurance, worker compensation premiums, employment taxes, government exactions of any kind related to employment, benefits, and overhead related to the hiring, supervising, and discharge of employees, will be Costs of Operations, in accordance with and subject to the Approved Budget and Approved Operating Plan.
          (e) Notwithstanding any other provision in this Agreement to the contrary, (i) Manager shall indemnify and hold harmless the Enterprise for any and all claims, demands, obligations or liabilities, including reasonable attorneys’ fees, that may arise against the Enterprise from or as a result of actions, inactions or decisions made by Manager in connection with any personnel matters, and (ii) the Enterprise shall indemnify and hold harmless Manager for any and all claims, demands, obligations or liabilities, including reasonable attorneys’ fees, that may arise against Manager from or as a result of actions, inactions, or decisions made by the Enterprise in connection with any personnel matters.
          (f) Only the Enterprise (and not the Manager) shall have the right to enter into a collective bargaining agreement (including any amendments thereto or modifications thereof) or deal with any labor unions with respect to the employees at the Casino Facilities. The Manager shall not have any authority to negotiate on behalf of the Enterprise with any labor organization or union with regard to such employees.
     4.2 Project Employee Policies. The Manager shall prepare a draft of personnel policies and procedures (the “Project Employee Policies”), including a job classification system with salary levels and scales and job descriptions (including duties), in accordance with all applicable Employment Laws and Gaming Laws, which policies and procedures shall be subject to approval by the Enterprise. The Project Employee Policies shall include a grievance procedure in order to establish fair and uniform standards for the Casino Facilities employees, which will include procedures for the resolution of disputes between the Casino Facilities and Project employees. The Manager shall be responsible for administering the Project Employee Policies. Manager will not discriminate against any employee or applicant for employment because of race, creed, color, sex, age, or national origin nor violate any applicable law, regulation or local ordinance governing employer obligations.
     4.3 Employee Background Checks. Manager shall be responsible for ensuring that a background investigation is conducted in compliance with all Legal Requirements including Employment Laws, to the extent applicable, on each applicant for employment as soon as reasonably practicable. No individual whose prior activities, criminal record, if any, or reputation, habits and associations are known to pose a threat to the public interest, the effective regulation of gaming activities, or to the gaming licenses of the Manager or the Casino, or to create or enhance the dangers of unsuitable, unfair, or illegal practices and methods and activities in the conduct of Casino gaming activities, shall knowingly be recommended for employment by Manager or be employed by the Enterprise. The background investigation procedures shall be formulated by the Manager so as to ensure that personnel meet all applicable regulatory requirements imposed by the Mississippi Gaming Commission and to satisfy all Gaming Laws. Any cost associated with obtaining such background investigations shall constitute a Cost of Operations subject to the Approved Budget.
ARTICLE 5
Insurance
     5.1 Duty to Maintain. The Enterprise (or the Manager, acting as agent for the Enterprise, at the Enterprise’s sole discretion), shall obtain and maintain, in accordance with and subject to the Approved Budget, insurance coverages in forms and amounts consistent with comparable facilities that will adequately protect the Enterprise and the Manager, but in no case less than the amounts set forth in this Article, or as required by any Lender requirements, Legal Requirements or Control Agreements, including the following coverages:
          (a) Workers’ Compensation. Adequate workers’ compensation insurance in accordance with all applicable laws, including employer’s liability insurance, in amounts consistent with comparable facilities.
          (b) Commercial General Liability. Commercial general liability insurance covering operations of the Casino Facilities, including blanket contractual liability coverage, broad form property liability coverage, and personal injury coverage in a minimum amount of $1,000,000 per person/$3,000,000 per occurrence for bodily injury and $1,000,000 per person/$3,000,000 per occurrence for property damage, with a maximum aggregate of $5,000,000.
          (c) Automobile. Comprehensive automobile liability insurance covering operations of the Casino Facilities, including all owned, hired and non-owned automobiles, trucks, buses, trailers, motorcycles or other equipment licensed for highway use with limits and coverage consistent with comparable facilities.
          (d) Property Insurance. Replacement value all-risk casualty and extended hazard insurance in coverage amounts consistent with comparable facilities that shall insure the Casino Facilities and any fixtures, improvements and contents located therein against loss or damage by fire, theft and vandalism.
          (e) Fidelity Bond. Fidelity bonds on Casino Facilities employees in amounts consistent with comparable facilities.

          (f) Unemployment Insurance. Unemployment compensation/disability insurance with respect to the Casino Facilities employees in amounts consistent with comparable facilities.
     5.2 The Manager to be Additional Insured. Insurance policies referred to in Sections 5.1(b) and (c) shall name the Manager as an additional insured.
     5.3 Evidence of Insurance. From time to time as reasonably requested by the Enterprise, the Manager shall supply to the Enterprise and any necessary Governmental Authorities copies of the insurance policies required by this Article applicable to the Casino Facilities.
     5.4 Insurance Proceeds. The Enterprise shall have sole discretion to determine how to apply any insurance proceeds received with respect to the Casino Facilities, subject only to the terms and conditions of the Control Agreements; provided, however, that if there is any insurance recovery for a claim related to the operation of the Casino Facilities for which either the Enterprise or the Manager has previously paid from its own separate funds, then, to the extent of amounts paid by either of such parties, the insurance proceeds will be paid over to them and the balance shall be retained by the Enterprise.
ARTICLE 6
Budgets, Operating Plans, Compensation and Reimbursement
     6.1 Projections and Budgets.
          (a) Within thirty (30) days following receipt of a marketing study the Manager shall use its best efforts to project expected revenues and expenses for the first three (3) years of the Manager’s operation of the Casino Facilities, and shall provide any additional pro formas and/or projections which may be reasonably requested by the Enterprise related to its efforts to obtain financing for the project.
          (b) The Manager shall prepare an initial operating budget and business plan for the first Fiscal Year of Casino Facilities operations under its management pursuant to this Agreement and submit the same to the Enterprise for approval by the Enterprise at least one hundred twenty (120) days prior to the anticipated Opening Date. Annual operating budgets and business plans shall be submitted by the Manager to the Enterprise thereafter by no later than thirty (30) days prior to the commencement of the next Fiscal Year. The proposed initial operating budget and plan and each subsequent proposed annual operating budget and plan (the “Proposed Budget” and the “Proposed Operating Plan” respectively) shall be subject to approval or disapproval in the Enterprise’s sole discretion. The Proposed Budget and Proposed Operating Plan shall (i) set forth an estimated projection of all income and expenses for the ensuing Fiscal Year, projected revenue and miscellaneous income, and (ii) be prepared based on the best then current information available to Manager and although not intended to be a guarantee thereof, shall constitute Manager’s best efforts to accurately project levels of revenue and expenditures. The Proposed Operating Plan shall include Manager’s detailed plan of operation for the Casino Facilities, including but not limited to marketing and advertising, game mix (including denominations and theoretical hold percentages), promotional items, hours of operation for all food and beverage venues, special events (including gaming tournaments and concerts), and surveillance and security. Manager shall review the Proposed Budget and Proposed Operating Plan with the Enterprise. The Enterprise may approve or disapprove of any item on the Proposed Budget and any item on or aspect of the Proposed Operating Plan. Upon approval by the Enterprise, the Proposed Budget, as and to the extent revised during the review process, shall become the budget for the next full or partial Fiscal Year, as the case may be (together with the maintenance capital expenditure budget approved by the Enterprise under Section 6.1(d) below for the same period, collectively, the “Approved Budget”). Upon approval by the Enterprise, the Proposed

Operating Plan, as and to the extent revised during the review process, shall become the business plan for the next full or partial Fiscal Year, as the case may be (the “Approved Operating Plan”). The Proposed Budget, as well as the Approved Budget shall provide for reserves if and to the extent required under any of the Control Agreements or otherwise directed by the Enterprise. The Enterprise and the Manager recognize that adjustments may be proposed by Manager and, if approved by the Enterprise, made, to previously Approved Budget and Approved Operating Plan from time to time during any Fiscal Year, to reflect the impact of unforeseen circumstances, financial constraints, or other events. The Manager agrees to promptly inform the Enterprise regarding any items of revenue or expense that are reasonably anticipated to cause a material change in the Cost of Operations or the performance of the Casino Facilities not in keeping with the Approved Budget or the Approved Operating Plan. The Manager shall operate the Casino Facilities and make expenditures in connection therewith in accordance with the Approved Budget and Approved Operating Plan. In the event the Enterprise does not approve the Proposed Budget before commencement of the Fiscal Year, the Approved Budget for the prior Fiscal Year shall be deemed to be in effect for that Fiscal Year until such time as the Enterprise approves the Proposed Budget. Similarly, in the event the Enterprise does not approve the Proposed Operating Plan before commencement of the Fiscal Year, the Approved Operating Plan for the prior Fiscal Year shall be deemed to be in effect for that Fiscal Year until such time as the Enterprise approves the Proposed Operating Plan.
          (c) Manager shall monitor the Approved Budget and Approved Operating Plan throughout the Fiscal Year and shall meet (on-site or by telephone) not less than one (1) time per calendar month with the Enterprise for purposes of reviewing Casino Facilities operations and to make any revisions to the Approved Budget and/or Approved Operating Plan as may be required by the Enterprise to maintain or improve profits and margins as originally budgeted and projected. In addition, upon the request of either party, from time to time, the other party shall meet (on-site or by telephone) with the requesting party to review and discuss the status of the Approved Budget and Approved Operating Plan as compared to the actual income and expenses of the Casino Facilities. To the extent necessary, Manager shall prepare and deliver to the Enterprise revised projections of the income and expenses for the Casino Facilities for the balance of the then current Fiscal Year and, to the extent approved by the Enterprise, such revised projections shall become part of the Approved Budget and Approved Operating Plan.
          (d) At the same time that Manager prepares and submits any Proposed Budget to the Enterprise, Manager shall prepare and submit an annual summary of the estimated replacement and maintenance capital expenditures for the ensuing Fiscal Year to the Enterprise for approval. The proposed capital expenditure budgets shall (i) include estimates of (x) expenditures for Furnishings and Equipment, (y) expenditures for capital equipment not included in Furnishings and Equipment, and (z) expenditures for renovations, alterations, and rebuilding of the Casino Facilities, and (ii) be subject to approval by the Enterprise. Manager shall review said maintenance capital expenditure budgets with the Enterprise. For budgeting purposes, Manager shall obtain bids for items contemplated in the replacement and capital expenditures estimated for the first Fiscal Year of said budget, to the best of Manager’s ability; however, any expenditures reflected in said budget shall not be made by Manager without the approval of the Enterprise (except to the extent any particular expenditure is also contemplated and expressly included in the Approved Budget). The Enterprise may approve or disapprove of any item on such proposed budget. The Enterprise and the Manager recognize that mutually agreeable adjustments may be made to previously approved maintenance capital expenditure budgets from time to time during any Fiscal Year to reflect the impact of unforeseen circumstances, financial constraints, or other events. The Manager agrees to promptly inform the Enterprise and obtain the Enterprise’s approval regarding any projects or expenditures that are reasonably anticipated to cause a material change in the Cost of Operations not in keeping with the maintenance capital expenditure budget previously approved by the Enterprise. The Manager shall make maintenance capital expenditures in accordance with such approved maintenance capital expenditure budget.
          (e) Manager shall prepare and submit to the Enterprise for approval any business plan, including policies for comping and a marketing plan, floor plan, surveillance plan, and security plan, all of which shall be consistent with the Approved Budget and Approved Operating Plan.
     6.2 Monthly Statements. The Manager shall be responsible for preparation of monthly financial statements and shall furnish to the Enterprise’s designated representative financial statements identifying, for each day for which such reports are normally available, the Total Revenues and all other revenues and income of any kind or nature attributable to operation of the Casino Facilities on such day. Within twenty one (21) days after the end of each calendar month, the Manager shall provide verifiable financial statements in accordance with GAAP to the Enterprise covering the preceding month’s operation of the Casino Facilities, including operating statements, balance sheets, income statements and statements reflecting the amounts computed to be distributed in accordance with Section 6.3. Without limiting the generality of the foregoing, such monthly financial statements shall also include (i) a profit and loss statement comparing actual results to both budget and the previous year’s actual results (if available), for both the current month and Fiscal Year to date, (ii) a summary of operating expenses and net operating income, (iii) an accounting of all inflows and expenditures relating to any reserves, (iv) a comparison of capital expenditures to the then current capital budget, (v) working capital requests (if any), and (vi) a narrative to include an executive summary and discussion of any variances from the Approved Budget with respect to such month or year to date.
     6.3 Distribution of Revenues.
            (a) Following the Opening Date and continuing thereafter for the remainder of the term of this Agreement, all amounts on deposit in the General Operating Account, net of amounts for the Costs of Operations in accordance with the Approved Budget, shall be disbursed on a monthly basis as set forth below, paid on or about the twentieth (20th) day of each calendar month for the preceding month, Such amounts shall be disbursed from the General Operating Account in the following order of priority (subject to adjustment as determined by the Enterprise):
(i)	Current principal, interest and any other payments due on any obligations to repay funding provided by the Lender in connection the Facility Loan and/or equipping of the Casino Facilities;

(ii)	Management Fees due the Manager under Section 6.3(c) below (provided that if the distribution under this subsection in any month is insufficient to fund such payment in full, the unpaid amount shall be deferred and paid under subsection (iii) below);

(iii)	Payment of amounts previously payable under subsections (i) and (ii) above, but payment of which was previously deferred (including, with respect to any deferred Management Fees, interest accrued thereon at the Applicable Rate from the date on which such Management Fees and payments otherwise would have been due and payable);

(iv)	Any monthly capital replacement or other reserve contributions which have been created with the written approval of the Enterprise; and

(v)	All remaining of such amounts deposited in the General Operating Account shall be disbursed to the Enterprise at the same time the Management Fees are paid to the Manager, subject to the terms of any Control Agreement.
            (b) For so long as this Agreement shall remain in effect during the term hereof and as provided for in this Agreement:
(i)	As compensation for the Manager’s management services hereunder (such compensation being herein referred to as “Management Fees”), for each Fiscal Year of the Casino Facilities’s operation the Manager shall be entitled to management compensation equal to a fixed monthly fee of $50,000.00 commencing on the Opening Date payable on the 1st day of each month, plus a percentage of EBITDA calculated at the end of each Fiscal Year and based upon the audited financial statement of the Enterprise as follows: nine percent (9%) of the first $10 million of EBITDA; eleven percent (11%) of EBITDA between $10 million and $20 million; thirteen percent (13%) of all EBITDA in excess of $20 million. The portion of the Management Fees based on EBITDA shall be paid no later than the 15th day of the third month after the close of each Fiscal Year. In computing EBITDA the fixed monthly Management Fee of $50,000.00 per month paid during each Fiscal Year shall be deducted prior to making such calculation.

(ii)	In addition to the recurring fees described above, the Manager shall also receive a one-time payment of $500,000.00 when the Enterprise obtains financing sufficient to proceed with the development of the Casino Facilities. This payment will be distributed to the Manager by the Enterprise upon closing of such development funds from the financing sources.

(iii)	Manager agrees to subordinate that portion of its Management Fee based on a percentage of EBITDA (but not the fixed monthly fee described in subpart (i) above or the one-time payment described in subpart (ii) above) pursuant to a subordination agreement in form and substance reasonably acceptable to Manager and lender provided that such agreement does not restrict the payment of such Management Fee unless the Enterprise is in default under the financing agreement with such lender.
            (d) The Manager, on behalf of the Casino Facilities, is responsible for making the disbursements from the General Operating Account, as contemplated by this Section 6.3, to the appropriate parties.
     6.4 Annual Audit; Termination Audit.
            (a) For each Fiscal Year, the Enterprise shall cause an audit to be conducted by an independent certified public accountant from a nationally recognized accounting firm with more than five (5) years of experience in audits of gaming resort operations selected and approved by the Enterprise and reasonably acceptable to the Manager, and on or before seventy five (75) days after the end of such Fiscal

Year, such accounting firm shall issue a report (an “Annual Report”) with financial statements in accordance with GAAP with respect to the operations of the Casino Facilities during such Fiscal Year (or portion thereof in the case of the first Fiscal Year), including operating statements, balance sheets, income statements and statements reflecting the amounts computed to be distributed in accordance with Section 6.3, such Annual Report to be approved at an annual meeting to be held at a location mutually agreed upon by the Enterprise and the Manager.
          (b) Following termination of this Agreement in accordance with its terms, such accounting firm shall conduct an audit, and on or before ninety (90) days after the termination date shall issue a report (a “Termination Report”) setting forth the same information as is required in the annual report, in each case with respect to the portion of the Fiscal Year ending on the termination date.
          (c) If any such Annual Report or Termination Report reveals that the amounts paid to the Enterprise or the Manager in accordance with Section 6.3 above for the relevant period are different from the amount that should have been paid to such party based upon the provisions of this Agreement, then to the extent either party received an overpayment, such party shall pay the amount of such overpayment to the other party within twenty-five (25) days after the receipt by the parties of such report, and to the extent either party was underpaid, such party shall receive a payment from the other party of the amount of such underpayment within ten (10) days after the receipt by the parties of such report.
     6.5 Collection of Revenues. All Total Revenues and any other income and revenue of every kind resulting from the operation of the Casino Facilities shall be received and held in trust by Manager for the benefit of the Enterprise. Manager shall use diligent efforts to collect and account to the Enterprise for all revenues and other charges which may become due the Enterprise at any time from occupants or others for sales or services provided in connection with or for the use of the Casino Facilities or any portion thereof. In addition, Manager shall collect and account to the Enterprise for any income from miscellaneous services provided to occupants or the public, including restaurant income, parking income, occupant storage and coin-operated machines of all types.
ARTICLE 7
Termination/Material Breach
     7.1 Termination for Material Breach.
          (a) Either the Enterprise or the Manager (the “Terminating Party”) may terminate this Agreement if the other commits or allows to be committed a Material Breach or a Material Breach with respect to the other occurs.
          (b) Except as otherwise expressly set forth herein, termination is not an exclusive remedy for claims of a Material Breach, and the parties shall be entitled to other rights and remedies as may be available pursuant to the terms of this Agreement or under applicable law.
          (c) For purposes of this Agreement, a “Material Breach” by or with respect to Manager is any of the following circumstances:
(i) failure of Manager to perform any obligation under this Agreement in any material respect for reasons not excused under Section 9.5 hereof (Force Majeure), and failure to cure such breach within thirty (30) calendar days after receipt of written notice from the Enterprise identifying the nature of the breach in specific detail and its intention to terminate this Agreement; provided, however, that if the nature of such breach (but specifically excluding breaches curable by the payment of money) is such that it is not possible to cure such breach within thirty (30) days, such thirty-day period shall be extended for so long as Manager shall be using diligent efforts to effect a cure thereof, but such period shall not be so extended for more than an additional sixty (60) days (i.e., ninety (90) days in the aggregate);
(ii) commission of theft or misappropriation, fraud, felony, and other similar acts if such act is detrimental to the Casino Facilities and the act was committed by Manager or its Affiliate, or an employee or agent of Manager or its Affiliate;
(iii) the commission of gross negligence or willful misconduct in the performance of its duties hereunder;
(iv) if Manager loses its Gaming License, commits an act that causes the Enterprise to lose (through revocation, suspension or other similar means) or be threatened with the loss of its Gaming License, or is determined to be an “unsuitable party” for purposes of either party’s Gaming License or is subject to any other determination or direction by any governmental authority by which the Enterprises continuation of Manager as the manager of the Casino Facilities under this Agreement would put the Enterprise’s Gaming License at risk of revocation, suspension, termination or similar material adverse effect, or if Manager’s Gaming License is suspended;
(v) any representation or warranty made by the Manager pursuant to Section 9.9 proves to be false or erroneous in any material respect when made;
(vi) EBITDA of less than five percent (5%) of gross revenues on an annual basis;
(vii) Manager’s bankruptcy (whether voluntary or involuntary) or placement into receivership of Manager
          (d) For purposes of this Agreement, a “Material Breach” by or with respect to the Enterprise is any of the following circumstances:
(i) failure of the Enterprise to perform any obligation under this Agreement in any material respect for reasons not excused under Section 9.5 hereof (Force Majeure) and failure to cure such breach within thirty (30) calendar days after receipt of written notice from the Manager identifying the nature of the breach in specific detail and its intention to terminate this Agreement; provided, however, that if the nature of such breach (but specifically excluding breaches curable by the payment of money) is such that it is not possible to cure such breach within thirty (30) days, such thirty-day period shall be extended for so long as the Enterprise shall be using diligent efforts to effect a cure thereof, but such period shall not be so extended for more than an additional sixty (60) days (i.e., ninety (90) days in the aggregate); or
(ii) any representation or warranty made by the Enterprise pursuant to Section 9.10 proves to be false or erroneous in any material respect when made.

(e) Any final notice of termination hereunder shall be in writing detailing the reason the Terminating Party considers the Material Breach not to be cured and must be delivered to the other party before such termination becomes effective.
     7.2 Mutual Consent. This Agreement may be terminated at any time upon the mutual written consent and approval of the Enterprise and the Manager.
     7.3. Market Study Analysis. In the event a market study obtained by the Enterprise after the execution of this Agreement causes Lakes to determine that it would be uneconomic for Lakes to perform the services contemplated under this Agreement, Lakes shall have the right to terminate this Agreement upon written notice to the Enterprise within ten (10) days after receipt of such study by Lakes.
     7.4 Involuntary Termination Due to Changes in Law.
          (a) Subject to the terms and provisions of this Agreement, the Enterprise and the Manager agree to use commercially reasonable efforts to conduct gaming activities in accordance with this Agreement and to ensure that such activities and this Agreement conform to and comply with all Legal Regulations.
          (b) In the event of any change in state or federal law that results in a final determination by a Designated Court that this Agreement is unlawful, the Enterprise and the Manager shall each use good-faith commercially reasonable efforts to amend this Agreement in a mutually satisfactory manner which will comply with the change in applicable laws and not materially change the rights, duties and obligations of the parties hereunder. In the event such amendment can not be legally effected following exhaustion of all such good-faith commercially reasonable efforts (including the lapse of all legal proceedings and appeal periods without favorable results), performance of this Agreement shall be automatically suspended effective upon the date that performance of this Agreement becomes unlawful by such final determination, and either party shall have the right to terminate this Agreement upon written notice to the other party.
     7.5 Other Rights upon Expiration or Termination; Ownership of Assets and Repayment of Obligations on Termination.
          (a) Following expiration or earlier termination of this Agreement for any reason:
(i) As between the Manager and the Enterprise, the Enterprise will retain full ownership of the Casino Facilities, the Furnishings and Equipment and its assets and all assets of the Casino Facilities (including the Casino, all plans and specifications therefor, and any equipment, books and records, materials or furnishings therein the acquisition of which constituted Costs of Operations).
(ii) Whether such termination was voluntary or involuntary, the Enterprise shall have the obligation to pay any unpaid Management Fees to the extent accruing and attributable to any period prior to the expiration or earlier termination of this Agreement, which obligation shall survive the expiration or earlier termination of this Agreement.
(iii) The Surviving Obligations shall survive expiration or earlier termination of this Agreement.

(iv) In the event of the expiration of the term or the termination of this Agreement for any reason, Manager shall cooperate with the Enterprise in the orderly transition of management of the Casino Facilities, and shall provide the Enterprise or its designee prior to the expiration or termination with any and all books, records, documents, contracts, and all other information relating to the Casino Facilities, whether such information shall be in electronic, hard copy or any other form. In connection therewith, Manager shall:
(A) promptly account for and deliver to the Enterprise all revenues, charges and income from the Casino Facilities and any other monies of the Enterprise held by Manager and cooperate with the Enterprise to close bank accounts related to the operation of the Casino Facilities;
(B) deliver to the Enterprise, as and when received, any monies due the Enterprise and received by Manager after the termination of this Agreement;
(C) deliver to the Enterprise, or to such other persons as the Enterprise may designate in writing, all materials, records, ledgers, files, books, contracts, documents and instruments relating to the Casino Facilities and in the possession of Manager (including all Player Lists and information, accounting data and records, rent rolls, payroll records, employment records, originals and copies of all leases, service contracts and agreements, checkbooks and any other financial records or instruments), together with any computer software used in connection with the operation of the Casino Facilities and gaming equipment, excluding any such computer software which is either proprietary or licensed to Manager (provided, however, that Manager shall reasonably cooperate with the Enterprise, at no out-of-pocket cost to Manager, in the Enterprise’s efforts to obtain the right to use any such computer software which is licensed to Manager);
(D) assign to the Enterprise all existing contracts, purchase orders, service contracts, permits, licenses and other similar instruments relating to the operation and maintenance of the Casino Facilities in the event that such contracts, purchase orders, service contracts, permits, licenses and instruments are in the name of Manager (excluding any such contracts, purchase orders, service contracts, permits, licenses and instruments which shall have been issued in Manager’s name and may not under law be assignable to the Enterprise, provided, however, in such event Manager shall reasonably cooperate, at no out-of-pocket cost to Manager, in the Enterprise’s efforts to obtain replacement contracts, purchase orders, service contracts, permits, licenses and instruments);
(E) deliver to the Enterprise (i) all keys and lock combinations for all lock and security devices contained in the Casino Facilities, and (ii) a current inventory of all operating equipment; and
(F) take any and all actions (including the execution of documents or instruments) necessary or appropriate in the Enterprise’s reasonable judgment to assist the Enterprise in the orderly termination of management of the Casino Facilities by Manager and the orderly transition of such management to a new manager designated by the Enterprise.

     7.6 Notice of Termination. In the event of a proposed termination pursuant to this Article, the Enterprise shall provide notice of the termination to the Mississippi Gaming Commission or other appropriate Governmental Authorities within ten (10) days after the termination if and to the extent the Enterprise reasonably determines that such notice is required under applicable law.
     7.7 Cessation of Gaming at the Casino.
          (a) If, during the term of this Agreement, the level or type of the gaming operations legally permitted at the Casino as of the Effective Date cannot be lawfully conducted at the Casino by reason of the application of any legislation or court or administrative agency order or decree adopted or issued by a governmental entity having the authority to do so, such gaming shall be discontinued as of the effective date of the legislation, order or decree; and the Enterprise shall, within sixty (60) days after such legislation, order or decree becomes effective, elect one of the following three options:
(i) Suspend the term of this Agreement until such date on which such gaming at the Casino becomes lawful again (during which period the term of the Agreement will be tolled until such gaming at the Casino becomes lawful again and can be recommenced operationally or the Enterprise and the Manager mutually agree otherwise, and the period of cessation shall not be deemed to have been part of the term of this Agreement and the term shall be extended by the length of time of the cessation); or
(ii) Suspend the term of this Agreement until such date on which such gaming at the Casino becomes lawful again (during which period the term of the Agreement will be tolled until such gaming at the Casino becomes lawful again and can be recommenced operationally at the Casino or the Enterprise and the Manager mutually agree otherwise, and the period of cessation shall not be deemed to have been part of the term of the Agreement and the term shall be extended by the length of time of the cessation), and with the prior approval of the Manager (which approval shall not be unreasonably withheld), use the Casino for any other lawful purpose pursuant to a use agreement containing terms reasonably acceptable to the Manager and the Enterprise; or
(iii) Terminate this Agreement, whereupon this Agreement shall terminate and of no further force and effect except with respect to the duties, liabilities and obligations of the parties which arose or accrued prior to termination.
The Enterprise shall give Manager written notice of the Enterprise’s election within such sixty-day period. If the Enterprise elects to suspend the term of this Agreement under this Section 7.6 (a)(i) or (ii) above, the Enterprise shall have the right (but not the obligation) to reinstate this Agreement within sixty (60) days after the date on which gaming becomes lawful. The Enterprise may exercise such right by giving Manager written notice of such reinstatement within said 60-day period after the date on which gaming becomes lawful.
          (b) If, during the term of this Agreement, the Casino Facilities or any portion thereof is damaged by casualty or other occurrence or taken by eminent domain or similar proceedings to the extent, as reasonably determined by the Enterprise, that the level or type of the gaming operations conducted at the Casino as of the Effective Date cannot be conducted at the Casino, the Enterprise shall elect one of the following two options:

(i) suspend the term of this Agreement pending repair, restoration or reconstruction of the Casino (during which period the term of the Agreement will be tolled until such gaming can again be conducted at the Casino or the Enterprise and the Manager mutually agree otherwise, and the period of cessation shall not be deemed to have been part of the term of the Agreement and the term shall be extended by the length of time of the cessation), and arrange for such repair, restoration or reconstruction; or
(ii) terminate this Agreement, such termination to be effective on the sixtieth (60th) day after written notice of termination shall have been delivered to Manager, whereupon this Agreement shall terminate and of no further force and effect except with respect to the duties, liabilities and obligations of the parties which arose or accrued prior to termination.
The Enterprise shall give Manager written notice of the Enterprise election under subsection within sixty (60) days after such casualty or occurrence. The Enterprise alone has the authority to submit, adjust and settle, on behalf of the Enterprise, all insurance claims associated with the casualty or occurrence and conduct and settle or otherwise resolve any condemnation proceedings; provided, however, that the Manager shall cooperate with the Enterprise’s efforts in such regard and assist in the preparation of any submissions.
          (c) If for any reason either the Enterprise, Manager or the Casino, as applicable, fails to obtain or loses its Gaming License(s) or any other governmental or quasi-governmental permits, licenses, approvals or certificates under any applicable Legal Requirements required to operate the Casino, the Enterprise or Manager shall have the right to terminate this Agreement upon written notice to the other party, whereupon this Agreement shall terminate and be of no further force and effect except with respect to the duties, liabilities and obligations of the parties which arose or accrued prior to termination, unless such failure or loss arose out of or resulted from a Material Breach by the party providing notice of termination (in which event Section 7.1(b) hereof shall apply).
     7.8 Cumulative Remedies. All rights or remedies of the Enterprise or the Manager under this Agreement shall be cumulative and may be exercised singularly in any order or concurrently, at such party’s option, and the exercise or enforcement of any such right or remedy shall neither be a condition to nor bar to the exercise or enforcement of any other right or remedy.
ARTICLE 8
Release and Indemnity
     8.1 Third-Party Claims. Except as provided for in Sections 8.2 and 8.3 below, the Enterprise shall not be entitled to recover from, and expressly releases, the Manager, its agents, directors, officers, employees and Affiliates, and the Manager shall not be entitled to recover from, and expressly releases, the Enterprise and its respective agents, directors, officers, employees and Affiliates, from or for any third-party damages, claims, causes of action, losses and expenses of whatever kind or nature, including attorneys’ fees and expenses incurred in defending such claims, in connection with the lawful operation of the Casino Facilities in accordance with the terms of this Agreement; and such claims, damages, losses or expenses shall be considered Costs of Operations payable from the Project Account(s) with the approval of the Enterprise.
     8.2 Indemnity from the Manager. Notwithstanding Section 8.1, the Manager shall upon request indemnify and hold the Enterprise and its respective agents, directors, officers, employees and Affiliates harmless against any and all damages, claims, losses or expenses of whatever kind or nature, including reasonable attorneys’ fees and expenses incurred in defending such claims, resulting from the gross negligence or willful or criminal misconduct of the Manager or any Affiliate of Manager or their respective officers or directors of in connection with the Manager’s performance of this Agreement (including any breach of this Agreement), and no such damages, losses or expenses shall be paid from the Project Account(s), nor shall such losses or expenses to the extent paid by Manager in full be considered Costs of Operations.
     8.3 Indemnity from the Enterprise. Notwithstanding Section 8.1, the Enterprise shall upon request indemnify and hold the Manager, its agents, directors, officers, employees and Affiliates harmless against any and all damages, claims, losses or expenses of whatever kind or nature, including reasonable attorneys’ fees and expenses incurred in defending such claims, resulting from the gross negligence or willful or criminal misconduct of the Enterprise or any Affiliate of the Enterprise (other than Manager and its Affiliates) or their respective officers or directors in connection with the Enterprise’s performance of this Agreement (including any breach of this Agreement) and no such damages, losses or expenses shall be considered Costs of Operations unless the inclusion of such damages, losses or expenses as Costs of Operations, is reasonably appropriate under the circumstances and based on the nature of the claim.
     8.4 Indemnity Against Unauthorized Debt and Liabilities. Neither this Agreement nor its performance (a) creates or implies a partnership between the Manager and the Enterprise, or (b) authorizes the Enterprise to act as agent for the Manager, or, except to the extent expressly provided herein, the Manager to act as agent for the Enterprise. The Manager hereby agrees to indemnify and hold the Enterprise harmless from any third-party claims, actions and liabilities, including reasonable attorneys’ fees, on account of obligations or debts of the Manager or the Enterprise that the Manager is not authorized to undertake pursuant to the terms of this Agreement.
ARTICLE 9
Miscellaneous
     9.1 Assignment and Subcontractors.
          (a) Manager shall not assign this Agreement or delegate its duties hereunder, in whole or in part, without the express prior written consent of the Enterprise. For purposes of this Agreement, any change in or any sale, conveyance, transfer or other disposition, whether voluntarily, involuntarily or otherwise, of the ownership interests in or substantially all the assets of Manager Parent shall not be deemed to be an assignment hereunder.
          (b) The Enterprise may assign its rights and obligations under this Agreement at any time, without the consent of Manager; provided however, that the Enterprise shall notify Manager in writing of any such assignment at least thirty (30) days in advance thereof and any transfer or assignment of this Agreement by the Enterprise shall include an express assumption by the transferee or assignee of the Enterprise’s obligations hereunder and provided further than such transferee or assignee is either the purchaser, lessee or other transferee of all or substantially all of the Casino Facilities or an Affiliate of the Enterprise (provided, however, nothing herein shall restrict the Enterprise from assigning this Agreement to any Lender as security or otherwise as contemplated in any of the Control Agreements). For purposes of this Agreement, any change in or any sale, conveyance, transfer or other disposition of, whether voluntarily, involuntarily or otherwise, the direct or indirect ownership interests in the Enterprise or a change in control of the Enterprise shall be deemed to be an assignment hereunder.

          (c) Any assigning party engaging in a permitted assignment described above shall, and shall cause its assignee, to execute and deliver to the other party such assignment and assumption agreements together with evidence of the due authorization, execution, delivery and enforceability of such assignment documents as may be reasonably requested. Any attempted assignment or subcontracting without any consent and approval, to the extent such consent and approval is required hereunder, shall be void. Subject to the preceding requirements, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.
     9.2 Notices. Any notice, consent or any other communication permitted or required by this Agreement shall be in writing and shall be effective on the date sent and shall be delivered by personal service, via telecopier with reasonable evidence of transmission, express delivery or by certified or registered mail, postage prepaid, return receipt requested, and, until written notice of a new address or addresses is given, shall be addressed as follows:
If to the Enterprise:
James Pettis
Wilson Carroll
WYATT, TARRANT & COMBS, LLP
4450 Old Canton Road, Ste. 210
Jackson, MS 39211
If to the Manager:
Tim Cope
President
Lakes Entertainment
130 Cheshire Lane
Minnetonka, MN 55305
With a copy to:
Damon Schramm
V.P. — General Counsel
Lakes Entertainment
130 Cheshire Lane
Minnetonka, MN 55305
     9.3 Amendments. This Agreement may be amended only by written instrument duly executed by all of the parties hereto and with any and all necessary regulatory approvals previously obtained.
     9.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. This Agreement may be executed and delivered by telecopier or other facsimile or electronic mail transmission all with the same force and effect as if the same were a fully executed and delivered original manual counterpart.

     9.5 Force Majeure. No party shall be in default in performance due hereunder if such failure or performance is due to causes beyond its reasonable control, including acts of God, war, terrorism, fires, floods, or accidents causing damage to or destruction of the Casino Facilities or property necessary to operate the Casino Facilities, or any other causes, contingencies, or circumstances not subject to its reasonable control which prevent or hinder performance of this Agreement; provided, however, that the foregoing shall not excuse any obligations of the Enterprise or any other Affiliate of the Enterprise to make monetary payments to the Manager or any Affiliate of the Manager as and when required hereunder.
     9.6 Time is Material. The parties agree that time is of the essence and the time and schedule requirements set forth in this Agreement are material terms of this Agreement.
     9.7 Further Assurances. The parties hereto agree to do all acts and deliver necessary documents as shall from time to time be reasonably required to carry out the terms and provisions of this Agreement.
     9.8 Severability. In the event that any provision of this Agreement is, by final order of a Designated Court or Governmental Authority, held to be illegal or void, the validity of the remaining portions of this Agreement shall be enforced as if this Agreement did not contain such illegal or void clauses or provisions, and the parties shall use commercially reasonable efforts to negotiate an amendment to this Agreement which will comply with the judicial order and maintain the originally contemplated rights, duties and obligations of the parties hereunder.
     9.9 Representations and Warranties of the Manager. The Manager hereby represents and warrants as follows:
          (a) This Agreement has been duly authorized, executed and delivered by the Manager and constitutes a valid and binding obligation, enforceable against the Manager in accordance with its terms.
          (b) The execution and delivery of this Agreement by Manager, the performance by the Manager of its obligations hereunder and the consummation by the Manager of the transactions contemplated hereby will not violate any contract or agreement to which the Manager or any Affiliate of Manager is a party or any law, regulation, rule or ordinance or any order, judgment or decree of any federal, state, or local court or require any regulatory approval beyond those contemplated herein.
          (c) The Manager has the full legal right, power and authority and has taken all action necessary to enter into this Agreement, to perform its obligations hereunder, and to consummate all other transactions contemplated by Agreement.
          (d) The Manager has been validly formed and is in good standing as a corporation, partnership, limited liability company or other lawful entity, as the case may be and is and shall remain qualified to do business in the State of Mississippi during the term of this agreement.
          (e) Notwithstanding anything herein to the contrary, the parties hereto acknowledge that Manager has not yet been found suitable or obtained the necessary licensure from the Mississippi Gaming Commission. Manager represents and warrants that it will obtain all licenses necessary to provide the management services as contemplated under this Agreement prior to the Opening Date.

     9.10 Representations and Warranties of the Enterprise. The Enterprise hereby represents and warrants as follows:
          (a) This Agreement has been duly authorized, executed and delivered by the Enterprise and constitutes a valid and binding obligation, enforceable against the Enterprise in accordance with its terms.
          (b) The execution and delivery of this Agreement by the Enterprise, the performance by the Enterprise of its obligations hereunder and the consummation by the Enterprise of the transactions contemplated hereby will not violate any contract or agreement to which the Enterprise or any Affiliate of the Enterprise is a party or any law, regulation, rule or ordinance or any order, judgment or decree of any federal, state, or local court or require any regulatory approval beyond those contemplated herein.
          (c) The Enterprise has the full legal right, power and authority and has taken all action necessary to enter into this Agreement, to perform its obligations hereunder, and to consummate all other transactions contemplated by Agreement.
          (d) The Enterprise has been validly formed and is in good standing as a corporation, partnership, limited liability company or other lawful entity, as the case may be.
     9.11 Applicable Law. This Agreement shall be interpreted and construed in accordance with the laws of the State (without regard to its conflict of laws provisions) and applicable federal laws.
     9.12 Entire Agreement. This Agreement, including all exhibits, represents the entire agreement between the parties and supersedes all prior agreements relating to management of gaming and ancillary operations conducted by the Enterprise at the Casino Facilities.
     9.13 No Partnership or Joint Venture; Limited Agency. Nothing contained in this Agreement shall constitute or be construed to be or to create a partnership or joint venture between the Enterprise, its successors or assigns, and Manager, its successors or assigns. Manager shall act as an independent contractor with the limited powers of agency expressly authorized by the Enterprise in this Agreement (which agency shall not be coupled with an interest) and, in exercising such powers of agency, Manager shall be an agent of the Enterprise solely for the purpose of performing the applicable management functions for the Enterprise within the scope of this Agreement. This Agreement does not create in Manager any interest in the Casino Facilities, including any of the Furnishings and Equipment.
     9.14 Approvals. Whenever pursuant to this Agreement, the Enterprise exercises any right given to it to approve or disapprove or to provide or withhold consent, or any arrangement or term is to be satisfactory or acceptable to the Enterprise, all such decisions, directions and determinations made by the Enterprise shall be reasonably made and not unduly withheld or delayed, except as otherwise expressly provided for in this Agreement, and shall be final and conclusive.
     9.15 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies on any Person other than (i) the parties and their respective successors and permitted assigns, and (ii) any indemnitee to the extent such indemnitee is expressly granted certain rights of defense and indemnification in this Agreement.

     9.16 Non-disclosure. The parties agree not to divulge to third parties the terms of this Agreement or any other proprietary or confidential information exchanged between the parties pursuant to or in connection with this Agreement, unless (i) the information is required to be disclosed pursuant to judicial order or Legal Requirements, (ii) the information is at the time of disclosure already in the public domain through no fault of such party, or (iii) unless mutually agreed. This prohibition shall not apply to disclosures by either party to their attorneys, accountants, or other professional advisers, or disclosure by the Manager or the Enterprise to their respective Affiliates (provided that the Enterprise and the Manager shall cause their respective Affiliates to comply with the terms of this Section). In situations where disclosure of the terms of this Agreement to regulatory, governmental or judicial entities is required by law or regulations, the parties will make reasonable efforts to secure confidential treatment of the economic terms of this Agreement by such entities; provided, however, this disclosure restriction shall not prohibit the Manager making any filings in compliance with federal or state securities laws as it deems legally necessary.
     9.17 Non-Recourse.
     (a) Manager shall look only to the Enterprise’s estate and interest in the Casino Facilities for the satisfaction of Manager’s remedies or for the collection of a judgment (or other judicial process) requiring the payment of money by the Enterprise in the event of any default by the Enterprise hereunder, and no other property or assets of the Enterprise or its past, present or future managers, members, partners, officers, directors, shareholders, principals or employees, disclosed or nondisclosed, shall be subject to levy, execution or other enforcement procedure for satisfaction of Manager’s remedies under or with respect to this Agreement or have any liability for any obligation or liabilities of the Enterprise under this Agreement. This limitation shall not apply to remedies or judgments arising from either the gross negligence or willful or criminal misconduct of any person acting for or on behalf of the Enterprise or any Affiliate of Enterprise in connection with the Enterprise’s performance of this Agreement
     (b) The Enterprise shall look only to Manager and its interest in the Enterprise for the satisfaction of Enterprises’s remedies or for the collection of a judgment (or other judicial process) requiring the payment of money by the Manager in the event of any default by the Manager hereunder, and no property or assets of Manager Parent or its past, present or future officers, directors, shareholders, principals or employees, disclosed or nondisclosed, shall be subject to levy, execution or other enforcement procedure for satisfaction of Enterprise’s remedies under or with respect to this Agreement or have any liability for any obligation or liabilities of the Manager under this Agreement.
     9.18 No Recording. This Agreement shall not be recorded in the public records of any jurisdiction. This Agreement shall not create an interest in real property in favor of Manager and nothing herein shall create an agency coupled with an interest; Manager expressly waives any such interests.
     9.19 Alterations. The Enterprise may, from time to time, make such changes, additions, alterations, improvements and modifications to the Casino Facilities, including within the gaming floor as to the location, configuration and mix of gaming machines and stations, as the Enterprises determines to be desirable. Manager agrees to cooperate with the Enterprise, without fee, in connection with any such changes, additions, alterations, improvements and modifications.
ARTICLE 10
Dispute Resolution
     10.1 Disputes Between the Enterprise and Project Employees. The Manager shall develop an employee dispute resolution policy for the Enterprise’s approval, and the Manager, as agent of the

Enterprise, shall ensure that the Casino Facilities’s general manager shall implement and administer the employee dispute resolution policy after its adoption, subject to Approved Budget.
     10.2 Litigation Between the Enterprise and the Manager. All litigation between the Manager and the Enterprise with respect to this Agreement or a party’s performance hereunder shall be resolved in the Designated Court. This agreement shall be governed and construed in accordance with the laws of the State of Missisippi without regard to Mississippi’s choice-of-law rules.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the above written date.

ABSTON-MCKAY VENTURES, LLC		LAKES TUNICA CASINO MANAGEMENT, LLC

By:	/s/ Norfleet Abston	By:	/s/ Lyle Berman

	Norfleet Abston Its: President		Lyle Berman Its: Chief Executive Officer
LIST OF EXHIBITS

Exhibit A	Legal Description
Exhibit B	Development Services
Exhibit C	Prohibited Activities
Exhibit D	Manager Responsibilities and Duties
Exhibit E	Pre-Opening Services
Exhibit F	Core Positions
Exhibit G	Direct and Indirect Ownership of Manager

EXHIBIT A
LEGAL DESCRIPTION
     A legal description of a 122.60 acre tract, more or less, being located in Section 18, Township 3 South, Range 11 West, Tunica County, Mississippi, and being more particularly described as follows:
Beginning at a found rail road iron located on the southwest corner of Section 18, Township 3 South, Range 11 West, Tunica County, Mississippi; thence run North eighty-nine degrees two minutes fifty-four seconds East (N 89º 02’ 54” E), a distance of one thousand five hundred forty-one and 10/100 (1,541.10) feet to a found rail road iron, said point being the Point of Beginning of the hereinafter described tract; thence North zero degrees sixteen minutes fifty-nine seconds West (N 00º 16’ 59” W), a distance of two thousand eight hundred twenty-sixty and 22/100 (2,826.22) feet to a point; thence North eighty-one degrees twenty-eight minutes thirty-seven seconds East (N 81º 28’ 37” E), a distance of two thousand four hundred seventy-nine and 93/100 (2,479.93) feet to a point; thence South zero degrees sixteen minutes fifty-nine seconds East (S 00º 16’ 59” E), a distance of one thousand seventy-five and 02/100 (1,075.02) feet to an iron pin located on the boundary of the Board of Levee Commissioners for the Yazoo — Mississippi Delta Levee District tract (Levee); thence along said Levee tract south forty-six degrees seven minutes thirty-seven seconds West (S 46º 07’ 37” W), a distance of two hundred forty-three and 20/100 (243.20) feet to an iron pin; thence along said Levee tract South twenty-seven degrees forth-eight minutes fifty-one seconds West (S 27º 48’ 51” W), a distance of four hundred seventy-eight and 65/100 (478.65) feet to an iron pin; thence along said Levee tract South forty-eight degrees four minutes fifteen seconds West (S 48º 04’ 15” W), a distance of one thousand four hundred thirty-eight and 72/100 (1,438.72) feet to an iron pin; thence along said Levee tract South forty-six degrees fifty-eight minutes three seconds West (S 46º 58’ 03” W), a distance of eight hundred twenty-six and 94/100 (826.94) feet to an iron pin on the south line of said Section 18; thence along said south line of Section 18, South eighty-nine degrees forty-nine minutes twenty-eight seconds West (S 89º 49’ 28” W), a distance of three hundred seventy and 40/100 (370.40) feet to the true point of beginning.

EXHIBIT B
DEVELOPMENT SERVICES
SECTION 1:
CONSTRUCTION MANAGER — ADVISOR
GENERAL STATEMENT OF SERVICES
1.1 This Exhibit is intended to, and shall, govern all work and services provided by Manager and all work and consulting services provided by the Manager for the Development Project (defined below), whether initiated or performed prior or subsequent to the execution of the Agreement.
1.2 As provided in greater detail throughout this Exhibit, Manager has been retained by the Enterprise to advise and assist the Enterprise in connection with the development, design, construction and commissioning of the Casino Facilities for use as a Casino and the selection, acquisition and installation of Furnishings and Equipment (the “Development Project”), including the following:
(1) consult, assist and advise the Enterprise in the development of the Project Budget and the Project Schedule (each as defined herein), as well as the delineation of the scope and nature of work on the Development Project;
(2) consult, assist and advise the Enterprise in assessing and monitoring the pre-construction costs and schedule for the purpose of facilitating the performance and completion of the Development Project within the time and budgetary limitations established as provided herein;
(3) consult advise the Enterprise with respect to value-engineering matters;
(4) consult, assist and advise the Enterprise in the selection and acquisition of Furnishings and Equipment;
(5) consult, assess and monitor costs incurred on the Development Project for compliance with the Project Budget;
(1) consult, assess and monitor the construction on the Development Project for compliance with the Design Documents, the Project Schedule and the Construction Contract(s);
(7) perform such additional consulting services as may be reasonably requested.
1.3 Manager shall not be responsible for the acts and/or omissions of the Enterprise’s Contractors and/or other persons performing work on the Development Project that are not employed by or on behalf of Manager. Manager shall have no responsibility pursuant to this Exhibit for design errors, omissions or inconsistencies committed by Architect or any engineer employed by the Enterprise to design the Development Project. Nothing contained in herein, however, shall diminish Manager’s responsibility for any damages incurred by the Enterprise as a consequence of Manager’s own failure to perform in accordance with this Exhibit.

EXHIBIT C
PROHIBITED ACTIVITIES
     In addition to the limitations set forth elsewhere in this Agreement, the Manager shall have no authority on behalf of the Enterprise to do, and shall not do, any of the following prohibited activities (the “Prohibited Activities”) without the Enterprise’s approval in each instance unless the specific transaction is described and authorized in the Approved Budget:
1.	Remove any fixed assets, supplies, furniture, fixtures, equipment, inventories or operating supplies from the Casino Facilities (including Furnishings and Equipment), except in the ordinary course of business or in connection with the disposition of obsolete, worn-out damaged items;

2.	Borrow money, guaranty the debts of any third person, or mortgage, pledge, grant a security interest in or otherwise encumber all or any part of the Casino Facilities;

3.	Make, execute or deliver on behalf of the Enterprise any assignment for the benefit of creditors, or any guaranty, indemnity bond, or surety bond;

4.	Confess any judgment on behalf of the Enterprise or the Casino Facilities;

5.	File a voluntary or consent to an involuntary bankruptcy with respect to the Casino Facilities;

6.	Enter into, modify or terminate any lease, agreement to lease, option to lease, license, franchise agreement (if any), operating agreement, management agreement or similar arrangement relating to any portion of the Casino Facilities or the approval of any sublease of space in the Casino Facilities;

7.	Select or retain a construction manager, general contractor, architect, managing agent, legal counsel, rental agent, accountant or insurance carrier for Casino Facilities, or the election as to whether and when to have an audit conducted of the fiscal affairs of the Casino Facilities;

8.	Institute or defend litigation on behalf of the Casino Facilities or the Enterprise;

9.	Enter into, amend or terminate any Control Agreement including any service contract, contract for goods or services of any kind or similar agreement, except in accordance with Section 3.21;

10.	Write-off, forgive or otherwise defer any receivable or rent in excess of $2,500 in any instance, subject to an aggregate cap of $10,000 in any given calendar year;

11.	Direct any employee of the Enterprise to take any action which Manager does not have the authority to take or, if taken by Manager, would constitute a breach of Manager’s obligations under the Agreement; and

12.	Take any other action or decision outside the scope of the ordinary day-to-day business affairs of the Casino Facilities.

EXHIBIT D
MANAGER RESPONSIBILITIES AND DUTIES
     In addition to the other responsibilities and duties set forth in this Agreement (including in Article 3) and subject to the terms and conditions of the Agreement, including the Approved Budget and applicable limitations of authority, Manager shall:
1.	Cooperate with the Enterprise (but not act as leasing agent) in the Enterprise’s efforts to lease any office, restaurant or retail space at the Casino Facilities or on adjacent outparcels available for lease to third parties; it being agreed that all such leases shall be in Enterprise’s name and shall be executed only by the Enterprise;

2.	Check all bills received for the services, work and supplies ordered in connection with maintaining and operating the Casino Facilities and, to the extent there are funds available from the Enterprise and subject to the Approved Budget, pay such bills as and when the same shall become due and payable;

3.	Inspect the Casino Facilities at adequate intervals and submit in writing to the Enterprise any recommendations concerning the condition of the Casino Facilities and its operations;

4.	Cooperate in all reasonable respects with any sale by the Enterprise of the Casino Facilities or any portion of the Casino Facilities;

5.	Report to the Enterprise any incident which occurs on or around the Casino Facilities that could lead to legal liability resulting from property damage (including due to theft, vandalism or fire) or personal injuries (including slip and falls and assaults) promptly (but, in any event, within 48 hours of Manager learning of such incident) and reasonably comply with the Enterprise’s policies and procedures disclosed in writing to Manager concerning the reporting, investigating and handling of any such incidents and/or subsequent claims (and Manager shall cause its employees to comply with the same) and timely prepare and maintain written incident reports of all accidents and other incidents and provide copies of same to the Enterprise promptly;

6.	Pay (prior to imposition any penalty, late fee or adverse consequence), on the Enterprise’s behalf (this duty shall not be construed as placing any obligation on Manager to advance or use its own funds to make any such payments in connection with any of Manager’s duties as set forth herein), all Costs of Operations of the Casino Facilities in accordance with the Approved Budget and, at the option of the Enterprise, any or all other costs and expenses associated with the Casino Facilities, as and when the same are due, but in any case subject to the Enterprise’s direction, including in the context of any contest or dispute over the applicable expenses and costs (and shall advise the Enterprise in writing upon learning that the funds in the Approved Budget will be insufficient to make such payments);

7.	Take all commercially reasonable steps (including by obtaining lien waivers in connection with any payments to contractors, material suppliers or other vendors when nonpayment of same could give rise to lien rights under applicable laws) to prevent the creation of any claim for lien or encumbrance or security interest against the Casino Facilities or any part thereof or any fund, account receivable or other asset of the Enterprise, other than liens, encumbrances and security interests created or consented to by the Enterprise;

8.	In making any arrangements for service contracts, maintenance or the provision of any services, materials or labor in connection with the performance by Manager of its duties under the Agreement in the operation of the Casino Facilities, Manager shall take full advantage of, and see that Enterprise receives credit for, all available rebates, commissions, discounts, warranties and allowances;

9.	Supervise and purchase or arrange for the purchase in the most economical manner of all inventories, provisions and operating supplies, which, in the normal course of business are necessary and proper to maintain and operate the Casino Facilities;

10.	Perform any other service or activity incidental to the normal and professional operation of a property of a similar type and character to the Casino Facilities, including entering into service contracts, website agreements and other services as agent for Enterprise subject to any applicable limitations on such authority hereunder (including as set forth in Section 3.2, Section 3.21 and Exhibit C hereof);

11.	Provide the Enterprise with written notice of any suspension, revocation, termination or default under any Control Agreement and any threatened suspension, revocation, termination or default thereunder promptly (but, in any event, within 48 hours of Manager learning of the same) and Manager shall promptly (but, in any event, within 48 hours) notify the Enterprise in writing of any defects, governmental notices, threats of condemnation or litigation or other issues that may impede or preclude Manager from providing any or all of the services required of it hereunder, or otherwise from discharging its duties and obligations hereunder or that may materially and adversely affect Casino Facilities operations or the physical condition of the Casino Facilities, upon Manager learning of same;

12.	Obtain and verify (if requested by the Enterprise) bills for real estate and personal property taxes, including assessments and other charges and recommend payment or appeal with regard to the same;

13.	Provide such other services as are customary for managers of other gaming facilities of similar size and scope; and

14.	Do any and all acts and things as reasonably requested by the Enterprise in writing or as Manager may reasonably deem necessary or appropriate to carry out its responsibilities under the terms of this Agreement and in accordance with the Operating Standard.

EXHIBIT E
PRE-OPENING SERVICES
     Prior to the Opening Date (such period after the date hereof until the Opening Date being the “Pre-Opening Period”), in order to prepare the Casino Facilities for full operation, Manager shall render the following services to the Enterprise (the “Pre-Opening Services”):
1.	Prepare a pre-opening budget, concept plans for food and beverage outlets and pre-opening marketing plan for the Enterprise’s approval.

2.	Prepare and put into effect a plan for the organization, services and sales promotion for the Casino Facilities, subject to the approval of the Enterprise;

3.	Engage a third-party provider to develop and design the content of the website for the Casino Facilities, for the Enterprise’s approval, and implement and administer same;

4.	Identify, recommend to the Enterprise, procure, and coordinate installation of software for Casino Facilities operations, as approved by the Enterprise;

5.	Procure Furnishings and Equipment as necessary to open the Casino Facilities, as approved by the Enterprise;

6.	Coordinate with the Enterprise’s development manager to transition closeout of construction to Casino Facilities opening;

7.	Participate in the punch list walkthrough of the Casino Facilities with the Enterprise;

8.	Obtain and maintain all warranties, guaranties and related information related to the construction of, and Furnishings and Equipment procured for the Casino Facilities;

9.	Engage third-party service providers, per the Approved Budget, and enter into contracts and arrangements with regard to the same, subject in each instance to the other terms and provisions of this Agreement relating to such matters (including Section 3.21);

10.	Recruit and train the employees of the Casino Facilities, subject to Article 4 and engage in test operations of the Casino Facilities, as and to the extent approved by the Enterprise;

11.	Apply for and secure all governmental licenses and permits needed for Casino Facilities operations, including food and beverage services;

12.	Prepare and carry out a program for the grand opening of the Casino Facilities, in a manner approved by the Enterprise; and

13.	Render such other services incidental to the preparation and organization of the Casino Facilities’s management and operation in contemplation of the Casino Facilities opening for business as may be reasonably necessary or advisable.

EXHIBIT F
CORE POSITIONS
General Manager
Assistant General Manager
Chief Financial Officer
Tables Director
Slots Director
Food and Beverage Director
Human Resource Director
Security Director
Surveillance Director
Marketing Director